Exhibits:

99.1 PRESS RELEASE DATED AUGUST 7, 2013

FOR IMMEDIATE RELEASE

August 7, 2013

Tengasco, Inc. Announces Hiring of Rod Tremblay as Exploration Manager and Senior Geologist

Knoxville, Tenn.  Tengasco, Inc. (NYSE MKT:TGC) announced today that Rod Tremblay has rejoined the Company in the capacity of Exploration Manager and Senior Geologist as of August 1, 2013, the effective date of a one year employment contract between Mr. Tremblay and the Company.  He will report to the Chief Executive Officer of the Company, and his position is not in the capacity of an officer of the Company or its subsidiaries.

Mr. Tremblay was previously employed by the Company as a Senior Geologist from 2005 until July, 2012 when he resigned to assume a position with Caerus Oil & Gas based in Denver, Colorado.  He had resigned from Caerus in June 2013 before rejoining the Company.

Mr. Tremblay has been a professional geologist since 1981 working primarily in the Mid Continent and Rocky Mountain regions.  He holds Bachelor and Master degrees in Geology from Fort Hays State University.

The Company’s CFO and interim CEO Mike Rugen said, “I am pleased to announce that Rod Tremblay has rejoined the Company as Exploration Manager and Senior Geologist.  We believe that he will again provide the Company with an ability to successfully evaluate and develop opportunities for growth in both the Company’s currently producing areas in Kansas and in other exploration and production opportunities as well.”

Forward-looking statements made in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties which may cause actual results to differ from anticipated results, including risks associated with the timing and development of the Company's reserves and projects as well as risks of downturns in economic conditions generally, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact: Mike Rugen (865) 675-1554